UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                               April 28, 2009

CINTAS CORPORATION
(Exact name of registrant as specified in its charter)

Washington	0-11399	31-1188630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio	45262-5737
(Address of principal executive offices)	Zip Code

Registrant’s telephone number, including area code	(513) 459-1200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On April 28, 2009, the Board of Directors of Cintas Corporation (“Cintas”) approved a form of indemnification agreement (“Indemnification Agreement”) and authorized Cintas to enter into the Indemnification Agreement with each of its directors and executive officers.

Cintas’ Restated Articles of Incorporation and Amended and Restated Bylaws contain certain provisions providing for indemnification of Cintas’ directors and/or executive officers to the full extent permitted by Washington law.  The Indemnification Agreement is intended to supplement the non-exclusive indemnification provisions in the Articles and Bylaws to provide additional protections against risks associated with his service as a director and/or executive officer of Cintas and to clarify such person's rights as a director and/or executive officer with respect to indemnification in certain circumstances, in all cases consistent with Washington law.  The indemnification agreement sets out, among other things, the process for determining entitlement to indemnification, the conditions to advancement of expenses, the procedures for enforcement of indemnification rights, the limitations on indemnification and requirements relating to the notice and defense of claims for which indemnification is sought.

The foregoing summary of the Indemnification Agreement is not complete and is qualified in its entirety by reference to the Indemnification Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Form 8-K by reference.

Item 9.01.   Financial Statements and Exhibits.

   (d)           Exhibits.

10.1	Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CINTAS CORPORATION

Date: April 30, 2009	By:	/s/Thomas E. Frooman
Thomas E. Frooman
Vice President, General Counsel and Secretary